Rosetta Stone Inc. Announces the Appointments of Nick Gaehde and Mathew Hulett as Co-Presidents

Arlington, VA, Nov. 6, 2018 (GLOBE NEWSWIRE) -- Rosetta Stone Inc. (NYSE: RST), a world leader in technology-based learning solutions, today announced the appointments of Nick Gaehde and Mathew Hulett as Co-Presidents of Rosetta Stone, Inc.

Mr. Gaehde, 58, and Mr. Hulett, 48, will continue running the Literacy and Language businesses of Rosetta Stone, respectively, reporting directly to CEO John Hass.

“Nick and Matt have shown outstanding leadership in driving our Literacy and Language businesses. We now have a critical need for all of us to work even more closely together as we build world-class K-12 and global English businesses centered on blended learning delivered both in classrooms and in the cloud. I look forward to continuing as CEO and collaborating closely with Nick and Matt on the exciting opportunities before us,” said Mr. Hass.

Mr. Gaehde has been a leader in the digital transformation of K-12 education for over two decades. He has been President of Lexia since 2005, and became a member of the Rosetta Stone leadership team when Lexia was acquired in 2013. While guiding Lexia through several transformations, including the transition to a SaaS business, the growth in its product offering and the development of a direct sales force, he has maintained a keen focus on the company's mission to help improve student literacy. Prior to joining Lexia, Mr. Gaehde served as President of Educators Publishing Service, Inc. (EPS), a publisher of literacy solutions for the K-8 market. Previously, he held product management and marketing positions at Vertigo Development Group, Lotus Development Corporation, and New England Business Service. Mr. Gaehde serves on the boards of LearnWell Education and Listenwise. He is also a member of the CEO and Founder Advisory Board of GSV AcceleraTE, an early stage venture fund working in the learning and talent sector.

Mr. Hulett is a seasoned executive with more than 20 years of experience leading product, sales, marketing, operations, and engineering teams for global software companies. He joined Rosetta Stone in August 2017. As President of Language for Rosetta Stone, Mr. Hulett is responsible for driving innovation and growth for all aspects of the company's Consumer, Enterprise and Education language businesses, including the strategic direction and execution of product, sales and marketing and infrastructure functions. Prior to joining Rosetta Stone, Mr. Hulett served in many executive roles, including: CEO of Clickbank, SVP & President of RealNetworks' game division, CEO of AdXPose, and Division President of Expedia.

About Rosetta Stone Inc.
Rosetta Stone Inc. (NYSE: RST) is dedicated to changing people's lives through the power of language and literacy education. The company's innovative digital solutions drive positive learning outcomes for the inspired learner at home or in schools and workplaces around the world.

Founded in 1992, Rosetta Stone's language division uses cloud-based solutions to help all types of learners read, write and speak more than 30 languages. Lexia Learning, Rosetta Stone's literacy education division, was founded more than 30 years ago and is a leader in the literacy education space. Today, Lexia helps students build fundamental reading skills through its rigorously researched, independently evaluated, and widely respected instruction and assessment programs.

For more information, visit www.rosettastone.com. "Rosetta Stone" is a registered trademark or trademark of Rosetta Stone Ltd. in the United States and other countries.